Exhibit 99.1

Limoneira Company Announces First Quarter Fiscal Year 2023 Financial Results

Achieved $37.9 Million of Revenue in First Quarter Fiscal Year 2023 Despite Heavy Rainfall Delaying a Portion of Lemon and Initial Avocado Harvest until the Second Quarter Fiscal Year 2023

Driven by the $40.0 Million Gain on Sale of Northern Properties, Operating Income for the First Quarter of Fiscal Year 2023 was $25.9 Million, Compared to Prior Year First Quarter Operating Loss of $9.6 Million

Net Debt Position Reduced by 72% from $105.0 Million at End of Fiscal Year 2022 to $28.9 Million at End of First Quarter Fiscal Year 2023

Company Sells $130 Million of Non-Strategic Assets Over the Past Six Months and Raises Total Proceeds Expected to $180 Million from $150 Million Due to Higher Values Achieved on the Completed Sales

Company Reiterates Lemon and Avocado Volume Guidance for Fiscal Year 2023; Anticipates Pricing Improvement in Fresh Lemon Cartons Through End of Fiscal Year 2023

Company Reiterates Lemon and Avocado Volume Guidance for Fiscal Year 2023; Anticipates Pricing Improvement in Fresh Lemon Cartons Through End of Fiscal Year 2023

SANTA PAULA, Calif.-- (BUSINESS WIRE) – March 9, 2023 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the first quarter ended January 31, 2023.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We ended the first quarter with the announced closing of our Northern Properties sale for approximately $99 million in net cash proceeds. The proceeds were used to significantly reduce our net debt position by 72% from year-end 2022 to $28.9 million. We now expect total proceeds of $180 million from the sale of our identified six non-strategic assets and have successfully closed on the sale of four of these assets for a total of $130 million over the past six months. We have made tremendous progress in a short time, advancing our strategy to monetize certain non-strategic assets, expand our One World of Citrus initiative and execute on Harvest at Limoneira. Management will be meeting with our Board of Directors this month for our annual strategic planning session to implement a new strategic capital allocation plan.”

Mr. Edwards continued, “Results for the first quarter were impacted by heavy rains in California pushing the initial first quarter avocado harvest and a portion of the lemon harvest into the second quarter, as well as softer pricing for lemons as the markets continue to work through surplus inventory. We do not expect damage to our crops from the rain and fully expect to recoup the delayed revenue in the second and third quarters, keeping our full year 2023 volume guidance intact. Additionally, we expect pricing for fresh lemon cartons to increase in the second half of the fiscal year.”

Fiscal Year 2023 First Quarter Results

For the first quarter of fiscal year 2023, total net revenue was $37.9 million, compared to total net revenue of $39.3 million in the first quarter of the previous fiscal year. Agribusiness revenue was $36.5 million, compared to $38.1 million in the first quarter of last fiscal year. Other operations revenue increased to $1.4 million, compared to $1.2 million for the first quarter of fiscal year 2022.

Agribusiness revenue for the first quarter of fiscal year 2023 includes $24.7 million in fresh lemon sales, similar to $24.7 million of fresh lemon sales during the same period of fiscal year 2022. Approximately 1,308,000 cartons of U.S. packed fresh lemons were sold in aggregate during the first quarter of fiscal year 2023 at a $18.88 average price per carton, compared to approximately 1,207,000 cartons sold at a $20.48 average price per carton during the first quarter of fiscal year 2022. Of the 1,308,000 and 1,207,000 cartons of U.S. packed fresh lemons sold during the first quarter of fiscal years 2023 and 2022, respectively, 66% and 57%, respectively were procured from third-party growers.

Due to heavy rainfall that occurred during the first quarter of fiscal year 2023, the timing for avocado harvest was delayed from the first quarter into the second quarter of fiscal year 2023. The Company recognized no avocado revenue in the first quarter of fiscal year 2023 but expects to recoup this delayed revenue in the second and third quarters. The Company recognized $0.8 million of avocado revenue in the first quarter of fiscal year 2022 on approximately 365,000 pounds sold at a $2.10 average price per pound.

The Company recognized $1.2 million of orange revenue in the first quarter of fiscal year 2023, compared to $0.9 million in the same period of fiscal year 2022. Approximately 64,000 cartons of oranges were sold during the first quarter of fiscal year 2023 at a $18.00 average price per carton, compared to approximately $53,000 cartons sold at a $16.47 average price per carton during the first quarter of fiscal year 2022. Specialty citrus and other crops revenue was $1.2 million for the first quarter of fiscal year 2023, compared to $0.9 million in the same period of fiscal year 2022.

Total costs and expenses for the first quarter of fiscal year 2023 were $12.0 million, compared to $48.8 million in the first quarter of last fiscal year. The decrease of $36.8 million was primarily the result of the gain recognized on the Northern Properties sale in January 2023.

During the first quarter of fiscal year 2023, the Company made funding contributions of $2.6 million to fully fund and settle the Company’s Retirement Plan and recorded settlement charges of $2.7 million. There are no remaining benefit obligations or plan assets. In addition, a patronage dividend of $1.4 million will be recorded in the second quarter of fiscal year 2023 compared to a patronage dividend of $1.6 million recorded in the first quarter of fiscal year 2022.

Operating income for the first quarter of fiscal year 2023 was $25.9 million, compared to operating loss of $9.6 million in the first quarter of the previous fiscal year.

Net income applicable to common stock, after preferred dividends, for the first quarter of fiscal year 2023 was $15.5 million, compared to net loss applicable to common stock of $6.6 million in the first quarter of fiscal year 2022. Net income per diluted share for the first quarter of fiscal year 2023 was $0.84, compared to net loss per diluted share of $0.38 for the same period of fiscal year 2022.

Adjusted net loss for diluted earnings per share (“EPS”) was $9.3 million or $0.53 per diluted share, compared to the first quarter of fiscal year 2022 of $5.7 million or $0.33 per diluted share. A reconciliation of net income (loss) attributable to Limoneira Company to adjusted net loss for diluted EPS is provided at the end of this release.

Adjusted EBITDA was a loss of $7.9 million in the first quarter of fiscal year 2023, compared to a loss of $5.6 million in the same period of fiscal year 2022. A reconciliation of net income (loss) attributable to Limoneira Company to adjusted EBITDA is provided at the end of this release.

Balance Sheet and Liquidity

During the first quarter of fiscal year 2023, net cash used in operating activities was $21.2 million, compared to $8.2 million in the prior fiscal quarter. For the first quarter of fiscal year 2023, net cash provided by investing activities was $99.1 million, compared to net cash used in investing activities of $0.7 million in the prior year fiscal quarter. Net cash used in financing activities was $66.3 million for the first quarter of fiscal year 2023, compared to net cash provided by financing activities of $9.3 million in the same period of the prior fiscal year.

On January 31, 2023, the Company sold its Northern Properties which resulted in total net proceeds of $98.8 million. The proceeds were used to pay down all of the Company’s domestic debt except the AgWest Farm Credit $40.0 million non-revolving line of credit with an interest rate that is fixed at 3.57% through July 1, 2025. Long-term debt as of January 31, 2023, was $40.9 million, compared to $104.1 million at the end of fiscal year 2022. Debt levels as of January 31, 2023, less $12.5 million of cash on hand, resulted in a net debt position of less than $29.0 million at quarter end.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, is currently expected to have approximately 1,500 total residential units built and sold over the life of the project. At the end of fiscal year 2022, the joint venture had closed the sales of lots representing 586 residential units, thus concluding lot sales in Phase 1 of the development.

In October 2022, the Company contributed 17 acres, known as the East Area I retained property, to a newly formed development entity, LLCB II, to potentially develop additional residential units and sold a 50% interest to Lewis for approximately $7.9 million in net cash proceeds. The Company recorded a gain of approximately $4.2 million on this transaction in the fourth quarter of fiscal year 2022.

In July 2021, the Company entered into a non-binding letter of intent to sell approximately 25 acres of its East Area II property in five staged purchases to an investment company for the purpose of constructing a medical campus consisting of medical office buildings and an acute care hospital. Completion of the transaction is subject to the execution of a purchase and sale agreement and resolution of certain contingencies.

In fiscal year 2020, the Company entered into an agreement to sell its Sevilla real estate development property for $2.7 million. In November 2022, the Company closed the sale of the property for $2.6 million in net cash proceeds and recorded an immaterial loss in the first quarter of fiscal year 2023.

Guidance

The Company’s food service business and industry logistics continue to experience slowdown due to supply chain and inflationary pressures on a global basis. The Company believes it will experience improving year-over-year results in fiscal year 2023 compared to fiscal year 2022 due to its stronger position in retail food and club grocery.

The Company continues to expect fresh lemon volumes to be in the range of 5.0 million to 5.4 million cartons for fiscal year 2023. The Company continues to expect avocado volumes to be in the range of 4.0 million to 5.0 million pounds for fiscal year 2023.

The company expects to receive total proceeds of $115 million from Harvest at Limoneira, LLCB II and East Area II spread out over seven fiscal years, with approximately $8 million received in fiscal year 2022.

Harvest at Limoneira Cash Flow Projections

Fiscal Year	2022 Actual	2023	2024	2025	2026	2027	2028
Projected Distributions	$8 Million	$5 Million	$8 Million	$17 Million	$25 Million	$30 Million	$22 Million

The Company has 900 acres of non-bearing lemons estimated to become full bearing over the next four to five years, which the Company expects will enable strong organic growth in the coming years. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on March 9, 2023, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (855) 327-6837 from the U.S. International callers can dial (631) 891-4304. A telephone replay will be available approximately two hours after the call concludes and will be available through March 23, 2023, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 10021324.

About Limoneira Company

Limoneira Company, a 130-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 11,800 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2023 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	January 31, 2023	October 31, 2022
Assets
Current assets:
Cash	$12,464	$857
Accounts receivable, net	17,703	15,651
Cultural costs	2,901	8,643
Prepaid expenses and other current assets	5,434	8,496
Receivables/other from related parties	3,392	3,888
Total current assets	41,894	37,535
Property, plant and equipment, net	171,682	222,628
Real estate development	9,849	9,706
Equity in investments	73,383	72,855
Goodwill	1,529	1,506
Intangible assets, net	7,424	7,317
Other assets	15,367	16,971
Total assets	$321,128	$368,518

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,850	$10,663
Growers and suppliers payable	4,240	10,740
Accrued liabilities	11,333	11,060
Payables to related parties	5,226	4,860
Income taxes payable	7,619	219
Current portion of long-term debt	448	1,732
Total current liabilities	38,716	39,274
Long-term liabilities:
Long-term debt, less current portion	40,919	104,076
Deferred income taxes	23,523	23,497
Other long-term liabilities	7,101	9,807
Total liabilities	110,259	176,654
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at January 31, 2023 and October 31, 2022) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at January 31, 2023 and October 31, 2022) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders' Equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at January 31, 2023 and October 31, 2022)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,081,581 and 17,935,292 shares issued and 17,830,604 and 17,684,315 shares outstanding at January 31, 2023 and October 31, 2022, respectively)	178	177
Additional paid-in capital	166,232	165,169
Retained earnings	29,669	15,500
Accumulated other comprehensive loss	(3,961)	(7,908)
Treasury stock, at cost, 250,977 shares at January 31, 2023 and October 31, 2022	(3,493)	(3,493)
Noncontrolling interest	11,434	11,609
Total equity	200,059	181,054
Total liabilities and stockholders' equity	$321,128	$368,518

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended January 31,
	2023	2022
Net revenues:
Agribusiness	$36,528	$38,083
Other operations	1,373	1,191
Total net revenues	37,901	39,274
Costs and expenses:
Agribusiness	41,241	41,244
Other operations	1,238	1,074
Gain on disposal of assets, net	(39,742)	(85)
Selling, general and administrative	9,280	6,599
Total costs and expenses	12,017	48,832
Operating income (loss)	25,884	(9,558)
Other (expense) income:
Interest income	8	21
Interest (expense), net of patronage dividends	(1,172)	215
Equity in earnings of investments, net	253	51
Other (expense) income, net	(2,612)	15
Total other (expense) income	(3,523)	302

Income (loss) before income tax (provision) benefit	22,361	(9,256)
Income tax (provision) benefit	(6,827)	2,650
Net income (loss)	15,534	(6,606)
Net loss attributable to noncontrolling interest	97	88
Net income (loss) attributable to Limoneira Company	15,631	(6,518)
Preferred dividends	(125)	(125)
Net income (loss) applicable to common stock	$15,506	$(6,643)

Basic net income (loss) per common share	$0.87	$(0.38)

Diluted net income (loss) per common share	$0.84	$(0.38)

Weighted-average common shares outstanding-basic	17,573,000	17,448,000
Weighted-average common shares outstanding-diluted	18,378,000	17,448,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, named executive officer cash severance, pension settlement cost, gain on disposal of assets, net and cash bonus related to the sale of assets are important measures to evaluate our results of operations between periods on a more comparable basis. Adjusted EBITDA in previous periods did not exclude stock-based compensation which has now been excluded as management believes this is a better representation of cash generated by operations and is consistent with peer company reporting. Adjusted EBITDA for prior periods has been restated to conform to the current presentation. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended January 31,
	2023	2022
Net income (loss) attributable to Limoneira Company	$15,631	$(6,518)
Interest income	(8)	(21)
Interest expense, net of patronage dividends	1,172	(215)
Income tax provision (benefit)	6,827	(2,650)
Depreciation and amortization	2,447	2,480
EBITDA	26,069	(6,924)
Stock-based compensation	1,064	997
Named executive officer cash severance	—	432
Pension settlement cost	2,741	—
Gain on disposal of assets, net	(39,742)	(85)
Cash bonus related to sale of assets	2,000	—
Adjusted EBITDA	$(7,868)	$(5,580)

The following is a reconciliation of net income (loss) attributable to Limoneira Company to adjusted net loss for diluted EPS (in thousands, except share amounts):

	Three Months Ended January 31,
	2023	2022
Net income (loss) attributable to Limoneira Company	$15,631	$(6,518)
Preferred dividends and earnings allocated to unvested, restricted stock	(286)	(138)
Net income (loss) for basic EPS	15,345	(6,656)
Stock-based compensation	1,064	997
Named executive officer cash severance	—	432
Pension settlement cost	2,741	—
Gain on disposal of assets, net	(39,742)	(85)
Cash bonus related to sale of assets	2,000	—
Tax effect of adjustments at federal and state rates	9,269	(392)
Adjusted net loss for basic EPS	$(9,323)	$(5,704)
Adjusted net loss for diluted EPS	$(9,323)	$(5,704)
Actual:
Basic net income (loss) per common share	$0.87	$(0.38)
Diluted net income (loss) per common share	$0.84	$(0.38)
Weighted-average common shares outstanding-basic	17,573,000	17,448,000
Weighted-average common shares outstanding-diluted	18,378,000	17,448,000
Adjusted:
Basic net loss per common share	$(0.53)	$(0.33)
Diluted net loss per common share	$(0.53)	$(0.33)
Weighted-average common shares outstanding-basic	17,573,000	17,448,000
Weighted-average common shares outstanding-diluted	17,573,000	17,448,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended January 31, 2023
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$28,481	$5,648	$—	$—	$2,399	$36,528
Intersegment revenue	—	7,363	(7,363)	—	—	—
Total net revenues	28,481	13,011	(7,363)	—	2,399	36,528
Costs and expenses	33,300	11,353	(7,363)	—	1,816	39,106
Depreciation and amortization	—	—	—	—	—	2,135
Operating (loss) income	$(4,819)	$1,658	$—	$—	$583	$(4,713)

	Agribusiness Segment Information for the Three Months Ended January 31, 2022
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$29,600	$5,968	$—	$766	$1,749	$38,083
Intersegment revenue	—	6,589	(6,589)	—	—	—
Total net revenues	29,600	12,557	(6,589)	766	1,749	38,083
Costs and expenses	32,161	10,556	(6,589)	321	2,610	39,059
Depreciation and amortization	—	—	—	—	—	2,185
Operating (loss) income	$(2,561)	$2,001	$—	$445	$(861)	$(3,161)

Lemons	Q1 2023	Q1 2022	Lemon Packing	Q1 2023	Q1 2022
United States:			Cartons packed and sold	1,308	1,207
Acres harvested	3,600	3,600	Revenue	$13,011	$12,557
Limoneira cartons sold	443	514	Direct costs	11,353	10,556
Third-party grower cartons sold	865	693	Operating income	$1,658	$2,001
Average price per carton	$18.88	$20.48
Chile:			Avocados	Q1 2023	Q1 2022
Lemon revenue	$200	$300	Pounds sold	—	365
40-pound carton equivalents	184	163	Average price per pound	$—	$2.10
Argentina:
Lemon revenue	$—	$100	Other Agribusiness	Q1 2023	Q1 2022
40-pound carton equivalents	—	65	Orange cartons sold	64	53
			Average price per carton	$18.00	$16.47
Lemon shipping and handling	$5,600	$6,000	Specialty citrus cartons sold	54	51
Lemon by-product sales	$1,200	$1,000	Average price per carton	$23.09	$14.63
Brokered fruit and other lemon sales	$2,300	$3,500

Agribusiness costs and expenses	Q1 2023	Q1 2022
Packing costs	$12,339	$11,280
Harvest costs	4,078	5,246
Growing costs	7,671	8,278
Third-party grower and supplier costs	15,018	14,255
Depreciation and amortization	2,135	2,185
Agribusiness costs and expenses	$41,241	$41,244